UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 27, 2006

Dividend Capital Total Realty Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-125338	30-0309068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Dividend Capital Total Realty Trust Inc. (the “Company”) intends to enter into a joint venture agreement (the “Joint Venture”) with Dividend Capital Trust Inc. (“DCT”), an affiliate of the Company, for the acquisition, operation and management of up to $150 million in industrial real property assets (the “Industrial Portfolio”). The Industrial Portfolio is expected to consist of (i) an initial portfolio (the “Initial Portfolio”) valued at approximately $75 million in assets that is intended to be purchased by the Joint Venture from DCT prior to September 30, 2006, and (ii) a subsequent portfolio (the “Subsequent Portfolio”) valued at approximately $75 million in assets that is intended to be purchased by the Joint Venture from either DCT or from assets sold on the open market prior to December 31, 2006. The Initial Portfolio is anticipated to be comprised of multiple industrial buildings located in one or more of the following markets: Indianapolis, IN, Columbus, OH, Cincinnati, OH and Minneapolis, MN.

The acquisition of the Industrial Portfolio is intended to be funded as follows: (i) an equity contribution from the Company to the Joint Venture (anticipated to be not less than approximately 90% of the Joint Venture’s required equity capitalization) using proceeds from the Company’s public equity offering, (ii) an equity contribution from DCT to the Joint Venture (anticipated to be up to 10% of the Joint Venture’s required equity capitalization) and (iii) secured debt financing to be obtained by the Joint Venture with a targeted loan-to-value of no less than 55% and no more than 75%; however, the debt financing terms have not yet been determined. The Joint Venture expects to purchase the Initial Portfolio at a purchase price no greater than DCT’s cost basis. The purchase price of each asset in the Industrial Portfolio is subject to majority approval by the Company’s independent directors.

The Company and DCT intend to enter into the proposed Joint Venture prior to the closing date for the acquisition of any of the industrial buildings that will comprise the Initial Portfolio. The term of the Joint Venture is expected to be eight (8) years. The Joint Venture is anticipated to contain certain liquidation provisions, as well as certain termination rights should either of the parties fail to perform its obligations thereunder. In connection with the Joint Venture, the Company is expected to grant DCT, subject to certain exceptions, exclusivity rights that will generally restrict the Company from (a) pursuing similar agreements with other industrial operating partners within the United States during the term of the Joint Venture and (b) directly acquiring or developing industrial assets within the United States during the term of the Joint Venture. The agreement is also expected to contain provisions for entering into two additional joint venture agreements under similar terms prior to the end of the calendar year 2007. Pursuant to an advisory agreement between the Company and Dividend Capital Total Advisors LLC (the “Advisor”), the Company is expected to pay the Advisor certain customary fees in connection with assets acquired under the Joint Venture, including acquisition, asset management and disposition fees. A portion of these fees are intended to be reallowed to DCT in exchange for services provided.

There is no assurance that the Company will enter into the Joint Venture nor into any other joint venture agreements or similar arrangements with DCT. Should the Company enter into the Joint Venture, there is no assurance that the Joint Venture will be able to purchase the Industrial Portfolio and/or the Subsequent Portfolio described above on the terms set forth herein or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dividend Capital Total Realty Trust Inc.
(Registrant)

Date: July 27, 2006	By:	/s/ JOHN E. BIALLAS
	Name:	John E. Biallas
	Title:	Chief Operating Officer